EXHIBIT 99.01

OG&E PROPOSES PERFORMANCE-BASED RATE PLAN

                          ELECTRIC COMPANY WILLING TO PUT ITS RECORD ON THE LINE

     OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) announced today that its largest subsidiary, OG&E Electric Services, is the first utility company in Oklahoma - and among the first in the nation - to seek approval of a performance-based ratemaking plan. In a filing today with the Oklahoma Corporation Commission, OG&E proposes $83 million in lower rates during the transition to deregulated customer choice in mid-2002.
     The lower rates would be fixed, and are proposed in tandem with financial incentives for OG&E to maintain or improve its already-high levels of service, satisfaction, and safety. OG&E believes its proposal, known as a Performance Based Incentive Plan, will benefit customers, shareowners and the state of Oklahoma as the state continues its preparations for electric utility deregulation on July 1, 2002.
     "We are confident we can maintain the course we have been on for several years - lowering electric rates and providing excellent service as we continually improve our operating performance," said Steven E. Moore, chairman, president, and CEO of OGE Energy.
     The Performance Based Incentive Plan increases consumer savings by $59 million over what was foreseen in earlier regulatory agreements. The rates will then be frozen until Oklahomans are free to choose their electricity supplier.
     Since 1993, OG&E has reduced base electric rates by $88 million in Oklahoma and cut fuel costs by an additional $101 million. OG&E's new proposal would lower rates by $29 million a year compared to June 1999 rates, resulting in $83 million in savings for customers during the 30-month period ending July 1, 2002.
     The fixed rates called for in the plan would be achieved, in part, through removal of a provision in the current rate structure known as the Fuel Adjustment Clause. The risk of higher prices for the coal and natural gas used in making electricity would shift from the consumer to OG&E.


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     Moore  said  a  performance-based  approach  to  utility  regulation  is an important step in the transition to customer choice. It helps to prepare an Oklahoma-based company for competition in the regional and national energy markets while insulating its customers from rate increases and fluctuations in service during the transition process.
     "A key part of the plan is a service quality incentive mechanism," he added. "We are willing to put our record on the line. We are proposing that we continue to be held to rigorous standards of service quality."
     Under OG&E's proposal, the company's performance would be measured against the company's own high benchmarks and recognized utility industry standards. Those independent measurements would be used in a financial reward/penalty program to ensure continued reliability in OG&E's electric system, high levels of customer satisfaction, and employee safety.
     If approved by the Oklahoma Corporation Commission, the key provisions of the Performance Based Incentive Plan would go into effect on Jan. 1, 2000.
     OG&E Electric Services is a regulated electric utility with nearly 700,000 customers in Oklahoma and western Arkansas.